Exhibit 5.1

August 28, 2009

The Bancorp, Inc.

409 Silverside Road

Wilmington, DE 19809

Ladies and Gentlemen:

We have acted as counsel for The Bancorp, Inc., a Delaware financial holding corporation (the “Company”), in connection with the offering and sale of 1,500,000 shares of common stock, $1.00 par value (the “Option Shares”), offered and sold by the Company pursuant to a prospectus supplement, dated August 13, 2009, and the accompanying prospectus dated July 2, 2009 (collectively, the “Prospectus”), that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-155414) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Option Shares are being issued in connection with the exercise of an option granted pursuant to Section 2(b) of the Underwriting Agreement (the “Underwriting Agreement”) among the Company, The Bancorp Bank and Sandler O’Neill & Partners, L.P., as representative of the underwriters named therein.

In connection with the opinions hereinafter expressed, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Certificate of Incorporation of the Company, as amended (the “Certificate”) filed with the Secretary of State of Delaware pursuant to Delaware General Corporation Law in connection with the formation of the Company, (iv) the Bylaws of the Company (the “Bylaws”), (v) certain resolutions adopted by the Board of Directors, or a committee thereof, of the Company with respect to the issuance of the Option Shares, and (vi) such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with this opinion, we have assumed that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein. We have relied as to factual matters upon certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents. We have further assumed that the Option Shares were issued and delivered in accordance with the terms of the Underwriting Agreement.

Based upon and subject to assumptions, qualifications and limitations set forth herein, we are of the opinion that the Option Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

The opinions expressed herein are qualified in the following respects:

(1) Our opinions set forth above are subject to the effect of applicable bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, arrangement, moratorium, preferential or fraudulent conveyance, or other similar laws or equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity) relating to or affecting the rights and remedies of creditors generally, and to the effect of general principles of equity, including concepts of good faith and fair dealing and standards of materiality and reasonableness. In addition, we express no opinion regarding any indemnity, contribution or exoneration provisions in any agreement to the extent that they may be limited or held unenforceable under public policy or applicable laws.

(2) This opinion is limited in all respects to federal laws, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and the United States.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Ledgewood

LEDGEWOOD a professional corporation